UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2023

KINGSWAY FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15204	85-1792291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 S. Riverside Plaza, Suite 1520, Chicago, IL 60606

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 766-2138

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KFS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed in Kingsway Financial Services Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, the Company’s subsidiary, Kingsway America Inc. (“KAI”), entered into repurchase agreements with holders (the “Holders”) of five series of KAI’s trust preferred debt instruments (the “Series 1-5 TruPs”) that gave KAI options to repurchase up to 100% of the Series 1-5 TruPs (the “Repurchase Options”) held by the Holders.

In February 2023, KAI entered into amendments to the repurchase agreements with each of the Holders that would give KAI an additional discount on the total repurchase price if KAI effected the repurchase of 100% of the Series 1-5 TruPs on or before March 15, 2023.

On March 2, 2023, KAI gave notice to the Holders that it intends to exercise the Repurchase Options and repurchase all of the Series 1-5 TruPs no later than March 15, 2023.

The total amount to be paid will be $56.5 million, which includes a credit for the $2.3 million that it previously paid at the time of entering into the repurchase agreements. As a result, KAI will have repurchased $75.5 million of principal and $21.2 million of deferred interest (valued as of December 31, 2022). In order to execute the repurchase, KAI will have to pay an estimated $4.7 million of deferred interest to the remaining trust preferred debt instrument for which KAI did not have the right to repurchase. After the repurchase is completed, KAI will continue to have $15 million of principal outstanding related to remaining trust preferred debt instrument. KAI intends to use currently available funds from working capital to fund the repurchases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSWAY FINANCIAL SERVICES INC.

Date: March 2, 2023	By:	/s/ Kent A. Hansen
Kent A. Hansen
Chief Financial Officer

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